Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this 10-K and the incorporation by reference in the registration statements (No. 333-267259 and 333-264470) on Form S-3 of Boston Omaha Corporation of our report dated March 24, 2023, with respect to the consolidated balance sheets of Sky Harbour Group Corporation as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended, which report appears in the Form 10-K of Sky Harbour Group Corporation for the year ended December 31, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

March 24, 2023